Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Statement on Schedule 13G filed herewith, and any amendments thereto filed hereafter by any of the undersigned parties, relating to the Class A ordinary shares, par value $0.0001 per share (including Class A ordinary shares issuable upon conversion of Class B ordinary shares, par value $0.0001 per share) of Cactus Acquisition Corp. 1 Ltd., is being (and will be, in the case of amendments hereto) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: March 21, 2022

Cactus Healthcare Management LP

By:	Cactus Healthcare Management LLC, its sole General Partner

	By:	/s/ Stephen T. Wills
	Name:	Stephen T. Wills
	Title:	Secretary

Cactus Healthcare Management LLC

	By:	/s/ Stephen T. WIlls
	Name:	Stephen T. Wills
	Title:	Secretary